EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-252898) and related Prospectus of Amgen Inc. for the registration of 2.770% Senior Notes due 2053, and to the incorporation by reference therein of our reports dated February 8, 2021, with respect to the consolidated financial statements of Amgen Inc., and the effectiveness of internal control over financial reporting of Amgen Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 6, 2021